Kandi Technologies Announces the Closing of a Registered Direct Placement
for $71 Million of Common Stock and Warrants

JINHUA, China, September 5, 2014 - Kandi Technologies Group, Inc. (NASDAQ: KNDI) (the “Company” or “Kandi”), today announced that it closed a registered direct placement with certain institutional investors and raised $71 million from selling its common stock at a price of $17.20 per share on September 4, 2014. The Company issued a total of 4,127,908 shares to the institutional investors. As part of the transaction, the Company also issued to the investors warrants for the purchase of up to 743,024 shares of common stock at an exercise price of $21.50 per share, which warrants have a term of 17 months from the date of issuance until February 4, 2016. In addition, any investor that invested more than $30 million in the initial offering of shares and warrants received an option to purchase its pro rata share of up to $30 million of additional shares, or 1,744,186 shares of common stock and its pro rata share of warrants to purchase an aggregate of up to 313,954 shares of comment stock, at $17.20 per unit until November 17, 2014.

The gross proceeds from this offering was $71,000,000. After deducting offering expenses, the net proceeds will be used for general working capital purposes.

FT Global Capital acted as the exclusive placement agent for the transaction.

About Kandi Technologies Group, Inc.

Kandi Technologies Group, Inc. (NASDAQ GS: KNDI), headquartered in Jinhua, Zhejiang Province, is engaged in the research and development, manufacturing and sales of various vehicle products. Kandi has established itself as one of the world’s largest manufacturers of pure EV products, Go-Kart vehicles, and tricycle and utility vehicles (UTVs), among others. More information can be viewed at its corporate website is http://www.kandivehicle.com. Kandi routinely posts important information on its website.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on the SEC's website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

Kandi Technologies Group, Inc.

Ms. Kewa Luo
Phone: 1-212-551-3610
Email: IR@kandigroup.com